UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 31, 2010
Constant Contact, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001- 33707	04-3285398

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Trapelo Road Waltham, Massachusetts	02451

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 472-8100

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.
     On December 31, 2010, Constant Contact, Inc. (the “Company”), as tenant, entered into a Turn Key Datacenter Lease (the “Lease”) with Digital Alfred, LLC, as landlord (“Digital Alfred”), an affiliate of Digital Realty Trust, Inc. (“DRT”).
     Under the Lease, the Company will lease from Digital Alfred space in a datacenter located in Santa Clara, California, which will eventually house certain elements of the Company’s production system hardware and the disaster recovery hardware for the Company’s production system. The Lease will replace the Company’s existing datacenter hosting agreement with Internap Network Services Corporation upon its expiration anticipated to be in April 2011. The Company’s existing datacenter hosting agreement with Digital 55 Middlesex, LLC, successor-in-interest to Sentinel Properties – Bedford, LLC and an affiliate of DRT, remains in effect.
     The initial term of the Lease will be 72 calendar months from the commencement date of the term, which will commence upon the fulfillment of certain conditions by Digital Alfred, including the commissioning of the leased premises and completion of installation work. The Company has the option to extend the Lease upon the expiration of the initial term for two 48-month renewal terms. The datacenter space leased by the Company under the Lease will consist of 1,800 square feet of space for the first six months of the initial term and automatically will expand to include an aggregate of 3,600 square feet of space for the remainder of the Lease’s term. Base rent under the Lease will be $47,770 per month for the first sixth months of the Lease and $95,540 per month for the remaining sixth months of the initial year of the Lease and thereafter will increase by three percent on each anniversary of the commencement date of the Lease.
     The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to the Lease, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTANT CONTACT, INC.
Date: January 6, 2011	By:	/s/ Robert P. Nault
Robert P. Nault
Vice President and General Counsel